EVERTEC AGREES TO ACQUIRE CHILEAN PAYMENTS AND TECHNOLOGY COMPANY, BBR SpA

SAN JUAN, PUERTO RICO - February 24, 2022 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced that it entered into a share purchase agreement to acquire 100% of the outstanding shares of BBR SpA ("BBR") a Santiago, Chile based payment solutions and business technology company with operations in Peru. The aggregate purchase price for the shares is CLP 48,600 million, approximately USD$60 million at current exchange rates and is subject to customary adjustments.

Mac Schuessler, Evertec's President and Chief Executive Officer stated “The acquisition of BBR complements our existing technology and product portfolio in Chile and opens the Peruvian market for Evertec. With this acquisition, we continue expanding our footprint and solidifying our position as a leading Latin American payment processing company".

The transaction is subject to customary closing conditions, including receipt of US federal bank regulatory approval, which is dependent on factors outside the control of Evertec. There is no assurance of when or if such approval will be obtained.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately three billion transactions annually. The Company also offers technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit
www.evertecinc.com.

Investor Contact Media Contact
(787) 773-5442 Alexandra López-Soler
IR@evertecinc.com 939-400-6497
Alexandra.lopez@evertecinc.com